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                                                                      EXHIBIT 15


El Paso Electric Company
El Paso, Texas

Ladies and Gentlemen:

Re: Registration Statement No. 33-XXXXX on Form S-8

With respect to the subject registration statement, we acknowledge our awareness of the use therein of our reports dated May 13, 1996, August 12, 1996, and November 1, 1996 related to our reviews of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933, such reports are not considered part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.

Very truly yours,


KPMG Peat Marwick LLP


El Paso, Texas
December 16, 1996